EXHIBIT 10.2

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into on September 6, 2007, but is made effective as set forth in Section 7 below, by and among Keystone Nazareth Bank & Trust Company (“KNBT Bank”), KNBT Bancorp, Inc. (“KNBT”), National Penn Bank (“NPBank”), National Penn Bancshares, Inc. (“NPB” and together with NPBank, the “Employer”), and Sandra L. Bodnyk (the “Executive”).

BACKGROUND

1.  KNBT is a Pennsylvania business corporation, and KNBT Bank is a Pennsylvania chartered savings bank and wholly-owned subsidiary of KNBT.

2.  The Executive is presently employed by each of KNBT and KNBT Bank as its Senior Executive Vice President and Chief Risk Officer pursuant to an Employment Agreement, dated December 28, 2006 (the “Employment Agreement”).

3.  On September 6, 2007, NPB and KNBT entered into an Agreement (the “Merger Agreement”) providing, among other things, for the merger of KNBT with and into NPB (the “Merger”), to be followed by the Bank Merger (as defined in the Merger Agreement).

4.  It is the desire of the boards of directors of NPB and NPBank that the Executive continue the Executive’s employment from and after the Effective Time (as defined in the Merger Agreement), on the terms and conditions set forth in the Employment Agreement, as amended by this Amendment, in order that the experience the Executive has gained throughout the Executive’s career and the management ability the Executive has demonstrated will continue to be available to NPB and NPBank.  The Executive is willing to continue such employment on the terms and conditions set forth in the Employment Agreement, as amended by this Amendment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	Definitions.

a.	All references to the “Bank,” the “Company” and the “Employer” in the Employment Agreement shall be amended as follows:

i.	“Bank” shall mean NPBank;

ii.	“Company” shall mean NPB; and

iii.	“Employer” shall mean collectively NPBank and NPB;

in each case, as defined in the introductory paragraph of this Amendment.  All references to the “Effective Time” in this Amendment shall mean the Effective Time as defined in the Merger Agreement.

b.	All references to “the Agreement” or “this Agreement” contained in the Employment Agreement shall be deemed, for all purposes, to mean the Employment Agreement, as amended by this Amendment.

c.	Capitalized terms used, but not otherwise defined, in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement, as amended by this Amendment.

2.	Duties. The first sentence of Section 3(a) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

Throughout the Employment Period, the Executive shall serve as Group Executive Vice President of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Bank and the Company and as are customarily associated with such position.

3.	Cash and Other Compensation. Section 4(a) of the Employment Agreement shall be amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, the parties acknowledge and agree that Executive’s Base Salary for the fiscal year beginning January 1, 2008 shall be determined by the Compensation Committee of KBNT’s board of directors, but in no event shall such Base Salary be less than $206,000 nor more than $216,300.

4.	Working Facilities and Expenses. The first sentence of Section 8 of the Employment Agreement shall be deleted in its entirety and replaced as follows:

It is understood by the parties that the Executive’s principal place of employment shall be at the Employer’s office located at Route 512 and Highland Avenue in Bethlehem, Pennsylvania, or at such other location within a 25-mile radius of such office, or at such other location as the Employer and the Executive may mutually agree upon.

5.	Termination of Employment With Benefits. Section 9(a)(i)(D) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

(D)  a change in the Executive’s principal place of employment by a distance in excess of 25 miles from the Employer’s office located at Route 512 and Highland Avenue in Bethlehem, Pennsylvania;

6.	Payments Upon a Change of Control. Section 11(c) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

Upon the occurrence of the events specified in this Section 11(c), the Executive shall be entitled to receive certain payments at the times and in the amounts as follows:

(i)           As a result of the change in control of KNBT Bancorp, Inc. (“KNBT”) and Keystone Nazareth Bank & Trust Company (“KNBT Bank”) resulting from the merger of KNBT with and into the Company, the Executive shall receive a lump sum payment as of the Effective Time in an amount equal to $306,978 (the “KNBT CIC Payment”) from KNBT or KNBT Bank.

(ii)           The Executive shall receive a Severance Payment (defined below) from the Employer within ten (10) business days of the earliest to occur of the following events, if any:  (A) the termination of the Executive’s employment during the two-year period immediately following the Effective Time by the Employer other than for cause; (B) the termination of the Executive’s employment during the two-year period immediately following the Effective Time by the Executive pursuant to Section 9(a)(i) above; or (C) a Change in Control during the period of the Executive’s employment hereunder (each, a “Triggering Event”).  “Severance Payment” means a lump sum payment determined as follows:  (x) if the Triggering Event occurs during the one-year period immediately following the Effective Time, then the Severance Payment shall equal the KNBT CIC Payment; or (y) if the Triggering Event occurs after the one-year anniversary of the Effective Time, then the Severance Payment shall equal 1.0 times the Executive’s Base Amount (defined below); provided, however, that in calculating the Executive’s Base Amount for purposes of this clause (y), any income related to the KNBT CIC Payment shall be excluded from such calculation.  “Base Amount” shall be equal to the Executive’s average annualized income from the Employer, KNBT, KNBT Bank and their predecessors includible in the Executive’s gross income (excluding any income resulting from the vesting of restricted stock or the exercise of non-qualified options on or prior to December 31, 2004) for the most recent five taxable years ending before the Triggering Event.

(iii)           The Executive shall not be entitled to receive any payments or benefits under Section 9 of this Agreement if she receives payments pursuant to Section 11(c)(ii).

7.
Effectiveness.  Sections 1 and 2 and Sections 4 through 6 of this Amendment shall become effective as of the Effective Time.  The remainder of this Amendment shall become effective upon execution by the parties hereto as set forth herein.

8.
Counterparts; Facsimiles.  This Amendment may be executed in any number of separate counterparts, all of which, when delivered, shall together constitute one and the same Amendment.  Facsimile signatures shall be considered original signatures.

9.
Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and to be performed entirely within the Commonwealth of Pennsylvania.

10.
Conflicts; No Other Amendments.  To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Employment Agreement, the terms and provisions hereof shall control.  Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Employment Agreement are hereby ratified and continue unchanged and remain in full force and effect.  Neither this Amendment nor the Employment Agreement shall be amended or otherwise changed except by another agreement signed by each party to this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written, to be effective as set forth above.

KNBT BANCORP, INC. By: /s/ Jeffrey P. Feather Name: Jeffrey P. Feather Its: Chairman of the Board	NATIONAL PENN BANCSHARES, INC. By: /s/ Glenn E. Moyer Name: Glenn E. Moyer Its: President and CEO
KEYSTONE NAZARETH BANK & TRUST COMPANY By: /s/ Jeffrey P. Feather Name: Jeffrey P. Feather Its: Chairman of the Board	NATIONAL PENN BANK By: /s/ Glenn E. Moyer Name: Glenn E. Moyer Its: President and CEO
EXECUTIVE: /s/ Sandra L. Bodnyk Sandra L. Bodnyk